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 FORM 3                                                      OMB APPROVAL
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                                                      OMB Number 3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.... 5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
   BESHOURI      PETER                        Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            TWEETER HOME ENTERTAINMENT           (Month/Day/Year)
     (Last)     (First)     (Middle)              8/1/01                  GROUP, INC. (TWTR)
2504 NORTH ATLANTIC BOULEVARD              ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting           Person to Issuer                    Group Filing (Check
FORT LAUDERDALE     FL         33305          Person (Voluntary)           (Check all applicable)              applicable line)
----------------------------------------                                  X   Director          10% Owner     X    Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                           X   Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                          TITLE: PRESIDENT OF SOUND ADVICE          Reporting Person
                                                                          INC., AN INDIRECT WHOLLY OWNED
                                                                          SUBSIDIARY OF TWEETER.
                                                                         -----------------------------------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
                                                 Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK                                    351,087                          D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                   (Print or Type Responses)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date        Expira-                     Amount or                  Indirect
                                 Exercis-    tion           Title        Number                     (I)
                                 able        Date                        of Shares                  (Instr.
                                                                                                    5)
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STOCK OPTION (RIGHT TO BUY)   (SEE NOTE 1)   7/31/07    COMMON STOCK      30,000       $28.53          D
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STOCK OPTION (RIGHT TO BUY)      8/1/01      8/1/04     COMMON STOCK      60,000       $5.00           D
                                                                                    (SEE NOTE 2)
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STOCK OPTION (RIGHT TO BUY)      8/1/01      8/1/04     COMMON STOCK      60,000       $8.00           D
                                                                                    (SEE NOTE 2)
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STOCK OPTION (RIGHT TO BUY       8/1/01      8/1/04     COMMON STOCK      75,000       $1.89           D
                                                                                    (SEE NOTE 2)
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STOCK OPTION (RIGHT TO BUY       8/1/01      8/1/04     COMMON STOCK      30,000       $1.69           D
                                                                                    (SEE NOTE 2)
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Explanation of Responses:

1.  The options were granted on August 1, 2001. Options for nine thousand (9,000) shares vest on each of the first and second anniversaries of the date of the option grant and options for twelve thousand (12,000) shares vest on the third anniversary of the option grant.

2.  At the effective time of the merger of TWT Acquisition Corp., which was a wholly owned subsidiary of Tweeter, with and into
    Sound Advice, Inc., Mr. Beshouri's options for the purchase of Sound Advice common stock were converted into these Tweeter stock options at the exercise prices of the Sound Advice stock options.



                                                                                /s/ PETER BESHOURI                 Sept. 20, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person           Date

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

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